Exhibit 99.1

Boxlight Issues Shareholder Letter

LAWRENCEVILLE, GA — (April 27, 2021) — Boxlight Corporation (NASDAQ: BOXL), a leading provider of interactive technology solutions, today released a letter to its shareholders from Chairman and CEO Michael Pope as follows.

Dear Shareholders:

Thank you for your tremendous support during this exciting time for Boxlight. We have experienced a significant transition since our 2016 merger of Mimio and the Boxlight Group, and our subsequent IPO in 2017. Since that time, we have attracted a tremendous leadership team, assembled a global sales channel, developed and refined our award-winning solutions, and closed several additional acquisitions including Cohuba, Qwizdom, EOS Education, Modern Robotics, Robo3D, Sahara Presentation Systems and Interactive Concepts.

Although we are headquartered in Atlanta, Georgia, we are a global company with nearly 200 employees, including more than 100 employees positioned throughout Europe in the U.K., Germany, Holland, Sweden, Finland and Belgium. We are also supported by thousands of representatives across the world through more than 1,000 distributors and reseller partners such as Trox, Tierney, Central Technologies, Digital Age Technologies, IDNS, Roche Audio Visual, GV Multimedia, Niavac, Dataflow AV, HCS, Centerprise International, UNIT.DK, Charmex Internacional, EET Europarts and Speechi, which promote our range of solutions to the education, corporate and government sectors. For the fourth quarter of 2020, we generated approximately 64% of our sales in EMEA, 30% in the Americas and 6% in the rest of the world.

To date, our solutions have been sold into over 1.2 million classrooms globally including New York City Public Schools, Broward County Public Schools, San Diego Unified School District, Montgomery County Public Schools, Atlanta Public Schools, Academies Enterprise Trust in England and the Ministry of Education in Jalisco, Mexico, among others.

Despite the COVID-19 pandemic that has disrupted traditional communication in both education and enterprise environments, the market for our interactive solutions is robust and growing with increasing order volumes and an unprecedented sales pipeline. Education systems, in particular, are accessing large budget allocations for technology upgrades and software platforms, supplemented by substantial government funding, as they outfit classrooms with solutions for virtual, hybrid and traditional learning.

For those that have personally struggled as a result of the COVID-19 virus, my heart goes out to you. My family has been impacted, including the loss of a loved one, and I wish for you and your families to stay safe and healthy. As we beat this virus, we must also nurture our social and emotional well-being, as well as that of our young people. We have a responsibility to ensure our children are properly progressing in their development and education. That includes, as it is safe to do so, having our students back in traditional classrooms where they learn best.

I’m proud of the social impact we provide as a company, including our mission of supporting educators with solutions to drive student outcomes. Nothing is more powerful than education to improve our lives, regardless of our situation. When we are empowered with tools to create a more fulfilling future for ourselves and our families, we increase our capacity to contribute to our communities and beyond. I am especially passionate about our initiatives to encourage minorities and women to pursue STEM (science, technology, engineering and math) education, where they are significantly underrepresented. STEM careers provide higher wages, a greater number of opportunities and increased potential for upward mobility than most other career choices.

We recently provided our fourth quarter 2020 results, exceeding our guidance, and reported record orders of $33 million, revenues of $32 million, the largest sales pipeline in our history, positive Adjusted EBITDA and a strong balance sheet. Additionally, we committed to revenue guidance for the first quarter of 2021 of $28 million and noted that Q1 is seasonally slow, historically accounting for less than 20% of our annual revenue. I’m happy to report that we had a better than expected first quarter and are lifting our guidance to $31 million in revenue.

As a company, we are capitalizing on both an expanding market and our unique industry position, driving double-digit revenue growth and taking market share from our competitors. Our vision is to be the leader in our market globally, and we are committed to realizing that vision in a short number of years.

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I have provided some additional updates as follows:

Q4 2020 Financial Performance

The fourth quarter of 2020 was our first full quarter reporting our consolidated financial statements subsequent to the acquisition of Sahara Presentation Systems. For the quarter, we reported customer orders of $33 million, revenues of $32 million and Adjusted EBITDA of $400 thousand. We also ended the year with $11 million in backorders, the strongest pipeline in our history for both the U.S. and EMEA, and a healthy balance sheet including $13 million cash, $21 million working capital and $45 million stockholders’ equity.

Our significant fourth quarter orders included $4.2 million from D&H Distributing (US), $2.8 million from UNIT.DK (Denmark), $2.8 million from Trox (US), $1.6 million from ASI Solutions (Australia), $1.3 million from Speechi (France), $1.2 million from Tierney (US), $870 thousand from Charmex Internacional (Spain) and $668 thousand from IDNS (UK).

Of our total revenues during the fourth quarter, EMEA represented 64%, North America 30% and the rest of the world 6%. Interactive displays represented 73% of total revenues, accessories 14%, distribution 10%, with the balance from software, services and STEM solutions.

Normalized gross profit margin for the quarter was 26.4%, adjusted for the net effect of acquisition-related purchase accounting. The gross profit margin was negatively impacted during the quarter by 200-300 basis points due to an increase in global shipping costs.

Q1 2021 Financial Guidance

We are seeing an increased demand for our solutions this year and are proud to announce that we outperformed our Q1 expectations. As a result, we are increasing our revenue guidance for the first quarter to $31 million. Additionally, we received record order intake for the quarter of greater than $40 million. Note that the first quarter is seasonally slow, historically accounting for less than 20% of our annual sales.

We will be formally releasing our earnings next month on or before May 17th, and we look forward to reporting more details from the quarter during our earnings conference call.

Market Position

As part of our mission, we are committed to be a leader in providing interactive technologies for communication and collaboration environments. Our solutions include hardware, software and services.

Although we expect the future will show a more diversified product mix, today, approximately 70% of our revenues are generated from the sale of interactive flat panel displays (IFPDs). Of the global IFPD market, excluding China, we believe we represent approximately 5% with our two largest competitors each representing nearly 20%. In certain markets, such as Australia and Denmark, we are the #1 provider. In broader EMEA, we are the #3 provider, and in the U.S. the #5 provider. While the majority of our competition is stagnant, we are gaining market share and see a path to become either the #1 or #2 provider in every major market in a short number of years.

It is also of note that Boxlight is the only top five IFPD supplier in the U.S. which is not directly owned by a foreign entity. The other four providers are either Chinese or Taiwanese owned, which raises concerns regarding security and data sovereignty.

In addition to interactive displays, we are also gaining market share with several other solutions which generally deliver higher margins such as our SaaS-based MimioConnect software platform, MimioClarity audio distribution system, training and professional development offerings, and STEM solutions, among others. The market for displays, software, accessories, services and STEM are each individually multi-billion dollar markets.

We are diversifying geographically and seeing progress outside the U.S. and EMEA. In Latin America, we have expanded through key partnerships in Puerto Rico, Columbia, Peru and Costa Rica. In Australia, we have grown over the last 18 months from minimal sales to become the #1 IFPD brand in that market. In Asia, we are developing opportunities with partners in Singapore, Vietnam, Thailand and Indonesia. In Africa, we have a strong distributor actively selling our solutions across South Africa, Namibia, Botswana, Mozambique, Nigeria and Ethiopia.

Today, K-12 education represents approximately 90% of our revenues, and the corporate and government sectors represent the remaining 10%. We expect non-K-12 education sales to trend towards 20-30% over the next several quarters, which is representative of the broader market. Note also that sales from our corporate and government verticals currently deliver gross profit margins greater than 40%, as compared to those for K-12 education of 25-30%.

COVID-19 Impact

The COVID-19 crisis has created significant challenges for both education and enterprise communication and collaboration. The struggle of virtual communication, as well as distance and hybrid learning in education, has forced us to think critically and creatively, and to be nimble as a company in delivering the solutions required to meet the challenges of today.

For education, in particular, we have introduced new strategies, technology solutions, software platforms and professional development content to assist educators in navigating these new environments.

The initial data from digital learning has been concerning, where we have seen reports of widening achievement gaps, especially for underprepared and disadvantaged students. Additionally, many students do not have access to digital devices or reliable internet. As parents and guardians return to work, distance learning also presents logistical complications with students remaining home. As it becomes safe to do so, we need to get students back in the classroom where they learn best.

Acquisitions of Robo3D and MyStemKits, Sahara Presentation Systems and Interactive Concepts

Robo3D and MyStemKits

In April of 2020, we closed on the acquisition of Robo 3D, a leading brand of 3D printers, and MyStemKits, the largest online collection of K-12 STEM curriculum for 3D printing. In addition to 3D printing solutions, our STEM education portfolio also includes our MyBot robotics and programing system, the Labdisc portable STEM lab, our MimioView document camera, and STEM specific curriculum and professional development. We expect our STEM education division will be a tremendous growth and profit center, as it continues to provide hands-on learning solutions to empower today’s students and prepare them for beyond the classroom.

Sahara Presentation Systems

In September of 2020, we acquired Sahara Presentation Systems, our most significant acquisition to date, with a purchase price of approximately $74 million. Headquartered in the United Kingdom, Sahara was a leader in distributed AV products and a manufacturer of multi-award-winning touchscreens and digital signage products, including its renowned Clevertouch brand. The company was formed in 1976, and with its exceptional leadership, had grown to more than 100 employees and $100 million in sales, primarily in the EMEA region.

I’m happy to report that the integration has been overwhelmingly seamless, and we are reaping the benefit of our global scale, additional seasoned leadership, expanded product suite, combined sales channel and dramatically improved financial position.

Interactive Concepts

Last month we announced the acquisition of our Clevertouch distributor in Belgium and Luxembourg, extending our footprint in Europe. This transaction is part of a broader strategy to both improve our profit margins and maintain stronger relationships with our reseller channel and end users.

We have closed 10 acquisitions as a company since 2016 and will continue to be acquisitive with a focus on geographic expansion. However, our primary focus as a company is to take advantage of the current market conditions and our unique offering to drive strong organic growth.

Leadership Additions

Our five-member executive team today includes three executives from the Sahara transaction, namely Mark Starkey as President and Head of Global Sales, Pat Foley as Chief Financial Officer, and Shaun Marklew as Chief Technology Officer. The addition of these experienced and talented leaders to our executive team has helped our company stay focused on strategic goals while making positive impacts not only in the market but as an organization. I truly believe we have the best management team in the industry, period.

We have also invested heavily in our sales team by recruiting two high quality sales leaders in the U.S. Scott Willett joined Boxlight as Head of North American Education Sales in September 2020 and leads the rapid expansion of the sales organization in the company’s largest market. Scott is a well-respected and trusted sales leader in education technology and has a history of high performance at Dell and, most recently, at Promethean. Dan Deem also joined Boxlight in September 2020 as Senior Vice President Corporate Solutions. Dan leads our Corporate and Government sales strategy in the U.S. Dan is a Unified Communications expert and has held executive-level sales leadership positions at Apple, Nortel, Promethean and Panasonic. We have also recently hired a head of internal sales and will be developing our internal sales functions over the next few quarters in the U.S.

In October 2020 John Ginty was promoted to EMEA Sales Director to lead the Clevertouch and Sahara Distribution sales teams. Having been with Sahara for nine years, John has a proven track record of sales growth, implementing effective sales strategy and is highly regarded by colleagues and partners.

Samsung Partnership

Our strategic partnership with Samsung has continued to progress over the last several months. We have developed our MimioConnect software platform so that it can be deployed directly on Samsung’s Tizen operating system, and we expect that all Samsung IFPD’s in the education market will ship with the MimioConnect companion app as soon as this summer. We have also developed our go to market plan with Samsung so that our collective sales organizations have the ability to seamlessly sell the solution into the channel. Now that that the systems are in place, we expect to generate significant revenues beginning this year.

Government Stimulus Funding for Education

In response to the COVID-19 pandemic, there has been significant government funding allocated to education. Most notably, in the U.S., the federal government has committed $30.7 billion for education as part of the $2.2 trillion CARES Act in March 2020, $82 billion for education as part of the $900 billion Covid Relief Act signed into law in December, and an additional $168 billion for education as part of the $1.9 trillion American Rescue Plan enacted in March 2021. All of our solutions are eligible for these funds, and we are actively working with many school districts to ensure that the funds are correctly spent.

Our outreach includes information in a newly published Federal Funding Guide on the various areas of federal funding available to address learning loss, purchase education technology, and identify additional resources for schools. Boxlight solutions aligned to funding include professional development, our MimioConnect Blended Learning Platform, MimioSTEM solutions and various interactive hardware products to support remote and hybrid learning.

Last November, we appointed Dr. Don Gemeinhardt as Director of Strategic Funding and Grants at Boxlight, to provide an additional resource to K-12 school districts in need of support to access various education grants, as well as the nearly $200 billion in federal funds available to K-12 education from the CARES Act, CRRSA, and American Rescue Plan. Dr. Gemeinhardt plays a key role in helping administrators and decision-making teams understand the requirements of the various programs and match solutions needed to solve existing problems and challenges such as returning to the classroom safely and bridging the student learning gap. His help is critical since school districts generally lack the expertise and time to conduct grant research and navigate grant applications by key deadlines.

Atlanta Virtual Classroom and London Clevertouch Showroom

In March 2020, we announced the grand opening of our virtual classroom in Atlanta, Georgia, which is fully staffed and available for live virtual demonstrations of our full solution suite. We also opened our Clevertouch Gallery located in central London, with over 25 hundred square feet of key demonstration space, a boardroom, unified communications huddle space, and informal meeting area for partners and colleagues.

Product Industry Recognition and Product Innovation

Our success as a company is largely a result of our best-in-class solutions and continued product innovation. From digital signage to Virtual STEM Kits, we have a solution for any environment delivering state-of-the-art, interactive and user-friendly products.

We continue to be recognized for our award-winning products and tools that enhance the learning and productivity of any school or organization. We are proud of the achievements and recognitions we have garnered and humbled by the confidence that so many have shown by selecting us. Below is a sample of recent awards we have received:

-	The MimioConnect Blended Learning Platform earned the Tech & Learning Best Remote & Blended Learning Tools 2021 (both Primary and Secondary Education), the 2020 Tech & Learning Best of Show Award at ISTE, and The Journal 2020 New Product Award Winner for Best Remote/Distance Learning Program.

-	MyStemKits curriculum, along with Robo 3D earned the 2020 Tech & Learning Best of Show Award at ISTE and the 2020 Tech & Learning Award of Excellence. The MyStemKits Virtual STEM activities, originally created for remote learning environments due to school closures, earned the Tech & Learning Best Remote & Blended Learning Tools 2021 (both Primary and Secondary Education), and The Journal 2020 New Product Award Winner for Best STEM/STEAM Program/Curriculum and Robotics System/Curriculum.

-	Boxlight-EOS Education, our professional development division, earned the 2020 Tech & Learning Best of Show Award at ISTE, and the 2020 Tech & Learning Award of Excellence for The Distance Teaching Essentials Program (Education Enterprise Solution).

-	The Clevertouch UX Pro touchscreen earned the 2020 Collaboration Innovation of the Year from AV News Awards, the 2020 Best of Show Award at InfoComm, and the 2020 Best of Show at ISE for AV Technology Europe.

-	Our Clevertouch IMPACT Plus interactive touchscreen earned the 2020 Plus X Awards in four categories – Design, High Quality, Ease of Use and Functionality, the 2020 AV News Award for Collaboration Innovation, the 2020 Tech & Learning Best of Show at InfoComm, the 2020 Installation Best of Show at InfoComm, and the 2020 Installation Best of Show at ISE.

Additionally, below are some of the solutions that we are solidifying Boxlight a standout in the global market:

-	MimioConnect Blended Learning Platform combines innovative lesson building and instructional tools to help create an active and engaged learning environment. It is specifically designed as a web-accessible learning platform so that teachers and students can connect to lessons from anywhere making this a complete solution for in-class, remote and hybrid learning. Standout features include simple-to-use lesson building and presentation tools, the ability to import favorite lessons including 3rd party content, classroom management tools to help ensure that students are focused during a synchronous lesson and a built-in video-conferencing tool so there is no need for outside conferencing software.

-	LYNX Whiteboard annotation and lesson planning software enables teachers and students to interact with and collaborate on content in the classroom. The easy-to-use interface creates a smooth and simple experience so that teachers can focus on teaching and students on learning. Features such as dual screen mode and a direct link to the browser make learning more accessible to all, so that content can be differentiated and cooperative learning incorporated. LYNX Whiteboard runs across multiple platforms on a variety of devices, such as interactive touchscreen displays, iPads, iPhones, Android devices, Windows PCs and Mac. Because it is a cloud-based platform, users can learn or work whenever and wherever.

-	ClevertouchLive digital signage is a web-controlled management platform designed to enable users to manage digital communication across Clevertouch screens from any web-enabled device. This allows users to create dynamic messages and personalize panel and mobile device interfaces through the integration of digital images, posters, social media, videos, live tv, rolling text, and more. Content can be sent to multiple screens across multiple sites simultaneously making it the ideal tool for all industry sectors.

-	Designed in conjunction with ClevertouchLive, CleverMessage allows a company to send a central message instantly to every Clevertouch screen, with 24-7 capability so that messages are not just about the date and time. With easy-to-use templates, organizations can create messages with video, photos, and as alerts, announcements, and news. Zones can be assigned to different members of staff or departments to update, for scheduled messaging, and to log-in and make changes from anywhere.

-	Cleverstore is a collection of educational apps for its IMPACT and IMPACT touchscreens, created by educational app developers that align with Common Core State Standards in the U.S. and the National Curriculum in the UK. There are apps for all ages and most subjects to supplement instructional content from coding to literacy, including language support. In that same vein, we have recently added MimioMarket to Boxlight ProColor interactive flat panel displays. All educational apps are vetted for student safety and to ensure educational content.

-	The MimioClarity classroom audio distribution system amplifies sound so that teachers and students can engage without strain or distraction from outside noise. The system consists of a 60-watt amplifier and receiver combination, speakers, and teacher and student microphones. The sound is evenly distributed throughout the room via strategically placed speakers, perfect for classrooms that are physically distanced for safety. With MimioClarity, teachers can use a quieter, more natural tone instead of straining to project their voice to the back of the room. The teacher mic also has a breakaway lanyard for safety, along with a Page Up and Page Down button to control applications like MimioStudio, Google Slides, PowerPoint and other classroom presentation software. Because MimioClarity can be a standalone or networked device, updates are easily managed and can be integrated with existing school audio systems.

-	MimioSTEM is our collection of STEM solutions that open the door to inquiry-based learning, and help students connect and engage with science, technology, engineering, and math in relevant and real-life ways. As students grow to understand how STEM disciplines apply to the real-world around them, our solutions help to prepare them for life beyond the classroom by building on key skills such as critical thinking, collaboration, creativity and communication. From the Mimio MyBot robotics system to our Robo 3D printer, all STEM products are turnkey solutions with MyStemKits lessons and activities that include teacher guides and student assessments. Teachers can incorporate STEM confidently, including in hybrid and distance learning environments with MyStemKits Virtual STEM Kits.

-	Boxlight-EOS Education provides training solutions to ensure technology integration, increased efficiency and effectiveness, and improved outcomes in both education and corporate sectors. With a rich portfolio of training, professional development and certification services, they ensure that every learner feels confident about the work that they do. Boxlight-EOS has extensive experience in providing high-quality professional development programs to schools and has worked with thousands of teachers supporting them in using technology to provide engaging and effective instruction for remote, hybrid and blended learning environments. Courses can be customized to help education leaders implement a wide range of tech solutions to align with specific teaching and learning goals. Boxlight-EOS also provides comprehensive professional development for businesses and employees, working to empower business leaders and staff to maximize the potential in the workplace through their technology platforms and applications.

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I accepted the CEO role on March 20th of last year – at our most challenging time as a company. The COVID-19 crisis was escalating and creating tremendous uncertainty, we were sustaining negative cash flows and were struggling with a challenged balance sheet. Additionally, on my first day as CEO, our stock hit a 52-week low of $0.33 among other challenges. Faced with the need to make immediate and daunting decisions, in that first week we made massive reductions to our operating budget including reducing our staff by 30% – one of the most difficult decisions of my professional career.

I am very proud of the progress we have made since that time, which is a testament to our tremendous leadership team and dedicated employees.

Today, I am happy to report that we are better positioned as a company now than at any time in our history. We are committed to delivering exciting results over the next several quarters, and I invite you to take the journey with us.

Sincerely,

Michael Pope

Chairman & CEO

Boxlight Corporation

About Boxlight Corporation

Boxlight Corporation (NASDAQ: BOXL(“Boxlight”) is a leading provider of technology solutions for the global education market. The company improves student engagement and learning outcomes by providing educators the products they need for the 21st century classroom. The company develops, sells, and services its integrated, interactive solution suite of software, classroom technologies, professional development and support services. Boxlight also provides educators with thousands of free lesson plans and activities via MimioConnect®, an interactive teaching community. For more information about the Boxlight story and its product offerings, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media:

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations:

+1 360-464-4478
investor.relations@boxlight.com